UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As described in the prospectus for our current offering, dated April 30, 2007 (the "Prospectus"), our board of directors may in its discretion from time to time change the offering price of our common shares and, therefore, the number of shares being offered in our current offering. As previously disclosed in our quarterly report on Form 10-Q for the quarter ended March 31, 2007 and in Supplement No. 1, dated May 3, 2007, to our Prospectus (collectively, the "Prior Disclosure"), our board of directors has approved an increase to the offering price, the price at which we intend to issue shares under our dividend reinvestment plan and the price at which we intend to redeem shares under our share redemption program. These prices have been increased as follows:

• Effective July 1, 2007, our shares are being offered to the public pursuant to our current offering at a price of $10.58 per share.

• Effective July 1, 2007, participants in our dividend reinvestment plan will acquire shares at a fixed price of $10.051 per share rather than the price of $10.05 per share that was previously announced as the new effective price per share in our Prior Disclosure. Therefore, we expect that shares issued under the plan in connection with distributions previously declared for April, May and June 2007, which will be aggregated and paid in July 2007, will be issued at this revised price of $10.051 per share.

• Effective July 1, 2007, shares redeemed under our share redemption program will be redeemed at a price of $9.52 per share rather than at our prior redemption price of $9.36 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

July 13, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary